Exhibit 99.1

          FNB United Corp. Announces Second Quarter Earnings

    ASHEBORO, N.C.--(BUSINESS WIRE)--July 24, 2006--FNB United Corp. (NASDAQ:FNBN), the holding company for First National Bank and Trust Company, First Gaston Bank of NC and Dover Mortgage Company, today announced its financial results for the second quarter of 2006. Net income for the second quarter increased to $4.033 Million, or $. 41 per diluted share, from $2.272 Million, or $.40 per diluted share, in the same period of 2005, the gains in net income and earnings per share being 78% and 2.5%, respectively. For the first six months of 2006, net income was $ 6.71 Million, or $.83 per diluted share, compared to $4.578 Million, or $.80 per diluted share, in the same period last year, which represents increases of 47% in earnings and 3.8% in EPS.
    At June 30, 2006, total assets were $1,816,493,000, an increase of 101% from June 30, 2005, loans were $1,289,202,000, an increase of 83%, and deposits were $1,403,998,000, an increase of 104%. Compared to December 31, 2005, total assets, loans and deposits increased 65%, 59% and 67%, respectively. Return on average equity on an annualized basis for the first six months of 2006 was 9.49%, and return on average assets was 1.00%. Return on tangible equity and assets (calculated by deducting average goodwill and core deposit premiums from average equity and from average assets) amounted to 16.89% and 1.05% respectively. For the 2006 second quarter, return on equity was 9.06% and return on assets was 1.01%, the returns on tangible equity and assets amounting to 18.54% and 1.07%, respectively.
    The second quarter of 2006 included earnings from recent acquisition activity. United Financial, Inc. was acquired in November of 2005 and its banking subsidiary, Alamance Bank (including its division, Hillsborough Bank) was merged with and into First National Bank and Trust Company effective February 1, 2006. The merger of Integrity Financial Corp., and its banking subsidiary, First Gaston Bank of NC and its divisions Catawba Valley Bank and Northwestern Bank, into FNB United Corp. was effective as of April 28, 2006. The 2006 second quarter includes two months of operating results for First Gaston, these results being impacted by integration expenses incurred during that period. Additional integration expenses and charges will be incurred in connection with data systems integration planned for the third quarter of 2006, with synergies from the acquisition expected to begin being realized during the fourth quarter of 2006.
    In addition, net income was reduced $232,000 in the first six months of 2006 and $120,000 in the second quarter by the accounting change effective January 1, 2006 that requires recognition of compensation expense for stock options based on their grant-date fair value.
    The Office of the Comptroller of the Currency has approved the merger of former Integrity subsidiary, First Gaston Bank of North Carolina (which operates with divisions Catawba Valley Bank and Northwestern Bank) with and into First National Bank & Trust Company, and the expected date of the merger of the commercial banking subsidiaries is August 1, 2006. To minimize customer inconvenience, the resulting unified bank will continue to operate under the existing four trade names for the balance of 2006.
    FNB United Chairman Michael Miller commented: "This has been a very invigorating and challenging year with the merger opportunities and obligations we have undertaken. The staffs of Alamance, First Gaston, Catawba Valley, Northwestern and First National Banks have put forth yeoman work in bringing together these organizations. At the same time, we are pleased to report increased quarterly earnings during a time of merger integrations and challenging interest rate cycles. We are working to build an outstanding community banking franchise with a broader market presence and the potential for greater earnings growth."
    Net interest income increased $8,454,000 or 52.8% in the first six months of 2006 compared to the same period in 2005, reflecting the effect of an increase in the net interest margin, stated on a taxable equivalent basis, from 4.10% in 2005 to 4.25% in 2006 coupled with a 46.4% increase in the level of average earning assets. For the 2006 second quarter, the $6,192,000 or 75.7% increase in net interest income reflected an increase in the net interest margin from 4.12% to 4.25% and a 69.3% increase in average earning assets.
    Noninterest income increased $992,000 or 13.9% in the first six months of 2006 compared to the same period in 2005 and $644,000 or 16.3% in comparing second quarter results, due primarily to the effect of the Integrity acquisition. Noninterest expense was $6,517,000 or 43.0% higher in the first six months of 2006 and $4,324,000 or 54.5% higher in the second quarter, reflecting both the increased size of the organization following the United and Integrity acquisitions and the conversion/integration and other expenses noted above.
    Second quarter and year to date 2006 earnings benefited from a reduction in the provision for loan losses. At June 30, 2006, the allowance for loan losses was $15,814,000, amounting to 1.25% of loans held for investment. The provision for loan losses amounted to $405,000 in the 2006 second quarter compared to $864,000 in the second quarter of 2005, and $482,000 in the first six months of 2006 compared to $1,234,000 in the same period of 2005. As of June 30, 2006, nonperforming loans, consisting of nonaccrual loans and accruing loans past due 90 days or more, were $17,983,000 in total compared to $6,046,000 and $5,602,000 as of December 31, 2005 and June 30, 2005,
respectively. Loans considered impaired as of June 30, 2006 totaled $86,000 (all of which was also on nonaccrual status). There were no loans considered to be impaired as of December 31, 2005 and June 30, 2005. Nonperforming loans increased significantly as a result of the merger with Integrity Financial, although its surviving subsidiary, First Gaston Bank, had eliminated all of its loan impairment prior to merger and has rigorously identified and reduced its nonaccrual loans.
    FNB United Corp. is the central North Carolina-based bank holding company for First National Bank and Trust Company, First Gaston Bank of North Carolina and Dover Mortgage Company. First National (www.MyYesBank.com) operates 25 community YES! Banks in Archdale, Asheboro, Biscoe, Burlington, China Grove, Ellerbe, Graham, Greensboro, Hillsborough, Kannapolis, Laurinburg, Pinehurst, Ramseur, Randleman, Rockingham, Salisbury, Seagrove, Siler City, Southern Pines and Trinity. First Gaston operates five community banking offices in Gastonia, Belmont, Dallas, Mt. Holly and Stanley. It also operates six community offices as Catawba Valley Bank in Hickory, Mooresville, Newton and Statesville and six offices as Northwestern Bank in Boone, Millers Creek, Taylorsville, Wilkesboro and West Jefferson. Dover Mortgage Company (www.dovermortgage.com) operates 10 mortgage production offices in Carolina Beach, Charlotte, Goldsboro, Greensboro, Greenville, Lake Norman, Leland, Raleigh, Waxhaw and Wilmington. Through its subsidiaries, FNB United offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, wealth management and internet banking services. The Federal Deposit Insurance Corporation insures deposits up to applicable limits.
    This news release contains forward-looking statements, including estimates of future operating results and other forward-looking financial information for FNB United. These estimates constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve various risks and uncertainties. Actual results may differ materially due to such factors as: (1) expected cost savings from the mergers not materializing within the expected time frame; (2) revenues following the mergers not meeting expectations; (3) competitive pressures among financial institutions increasing significantly; (4) costs or difficulties related to the integration of the businesses of FNB United and Integrity being greater than anticipated; (5) general economic conditions being less favorable than anticipated; and (6) legislation or regulatory changes adversely affecting the business in which the combined company will be engaged. FNB United does not assume any obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.


                   FNB United Corp. and Subsidiaries
                  CONSOLIDATED FINANCIAL INFORMATION
                 (In thousands except per share data)

                                 Three Months Ended   Six Months Ended
                                      June 30,            June 30,
                                 -------------------------------------
                                    2006    2005       2006      2005
SUMMARY OF OPERATIONS            -------------------------------------

Interest income:
     Loans                         $22,831  $11,322  $38,037 $ 21,876
     Investment securities:
         Taxable income              1,968      860    3,264    1,666
         Non-taxable income            548      415    1,008      837
     Other                             459       85      623      117
                                  ------------------------------------
     Total interest income          25,806   12,682   42,932   24,496
Interest expense                    11,429    4,497   18,474    8,492
                                  ------------------------------------
Net interest income                 14,377    8,185   24,458   16,004
Provision for loan losses              405      864      482    1,234
Net interest income after         ------------------------------------
 provision for loan losses          13,972    7,321   23,976   14,770
Noninterest income                   4,604    3,960    8,114    7,122
Noninterest expense                 12,261    7,937   21,676   15,159
                                  ------------------------------------
Income before income taxes           6,315    3,344   10,414    6,733
Income taxes                         2,282    1,072    3,704    2,155
                                  ------------------------------------
Net income                         $ 4,033  $ 2,272  $ 6,710  $ 4,578
                                  ====================================

Per share data:
     Net income:
         Basic                     $   .42  $   .41  $   .84  $   .82
         Diluted                       .41      .40      .83      .80
     Cash dividends declared           .15      .15      .30      .30


                                 June 30,                 December 31,
                            -------------------          -------------
                             2006       2005                  2005
                            -------------------          -------------
BALANCE SHEET INFORMATION

Total assets               $1,816,493  $904,602            $1,102,085
Cash and due from banks        27,544    19,433                22,389
Investment securities         236,161   124,944               159,806
Loans                       1,289,202   702,887               812,666
Other earning assets           49,516     1,742                22,490
Goodwill and core deposit
 premiums                     120,714    16,436                32,707
Deposits                    1,403,998   689,659               841,609
Other interest-bearing
 liabilities                  187,808   121,613               146,567
Shareholders' equity          204,474    84,969               102,315

Per share data:
     Book value            $    18.37  $  15.13              $  16.06
     Closing market price       18.20     19.90                 19.00
*T

    FNB United Corp. is the holding company for First National Bank and Trust Company, First Gaston Bank and Dover Mortgage Company. First Gaston Bank was acquired effective April 28, 2006 under a merger transaction for the acquisition of Integrity Financial Corporation, accounted for as a purchase business combination. Similarly, Alamance Bank, which was merged into First National Bank effective February 1, 2006, was acquired effective November 4, 2005 under a merger transaction for the acquisition of United Financial, Inc. Prior period financial information has not been restated for these mergers.

    FNB United Corp. stock is traded on the Nasdaq Stock Market under the symbol FNBN.

    CONTACT: FNB United Corp.
             Jerry A. Little, 336-626-8300